Exhibit 10.39

SEVERANCE, RELEASE AND WAIVER AGREEMENT

This Severance, Release and Waiver Agreement (hereinafter “Agreement”) is made by and between Curt Phillips, residing at 13757 Laredo Drive, Carmel, IN, 46032, (the “Employee”), and Automotive Finance Corporation (“AFC”) and its Company Entities (as defined below) (collectively hereinafter referred to as “AFC”, “Company” or “Employer”), with corporate offices located at 13085 Hamilton Crossing Blvd., Carmel, IN, 46032.

As used in this Agreement, the term Company Entities shall include ADESA, KAR Holdings, Inc. and its or their past, present or future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, attorneys, employees and assigns, whether acting on behalf of the Employer or in their individual capacities.

The purpose of this Agreement is to establish an amicable arrangement for ending the employment relationship and to provide a release to maintain an amicable relationship in the future in exchange of the mutual covenants and consideration herein. Employee is entering into this Agreement voluntarily and understands that he is giving up the right to bring any possible legal claims against the Company including, among others, claims relating to employment. If Employee was not to enter into this Agreement and was to bring any claims against the Company, the Company would dispute the merits of those claims and would contend that it acted lawfully and for good business reasons with respect to Employee. Employee understands that by entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to Employee or to any other person. To the contrary, the Company’s willingness to enter into this Agreement is intended to show that it is continuing to deal with the Employee fairly and in good faith.

Following a voluntary resignation, Employee’s employment with Employer ended effective at the close of business on September 12, 2008 (hereafter, the “Separation Date”), and the terms of this Agreement shall be deemed effective as of that date (or later “Effective Date” as defined herein), subject to delivery of a properly signed original of this Agreement.

Employee is voluntarily resigning his employment as of the Separation Date.

Nothing in this Agreement shall be construed to create a continued relationship of employee and employer between the parties hereto. You shall not be entitled to receive from the Company any future remuneration, rights, or benefits other than as expressly set forth in this Agreement.

1. Severance Payment. Employee has elected to accept severance pay from the Employer. Under the terms of the severance offered, Employee acknowledges that he will receive additional cash compensation that Employee would not otherwise receive under any Company program or policy. The details of the Employee’s specific severance payment are included in a separate document entitled “Severance Benefit Estimate” which has been provided to the Employee, attached hereto, and incorporated herein by reference as Exhibit 1. Said amount will be payable in lump sum on the next practical payroll following the Effective Date (as defined herein) and is subject to all applicable employment tax withholdings.

The remaining details of Employee’s severance consideration are set forth below.

Page 1 of 7	Employee Initials:

A.	The Company and Employee acknowledge Employee’s June 15, 2007 Joinder to the Second Amended and Restated Limited Liability Company Agreement and $20,000 investment contribution into the KAR Holdings II, LLC opportunity. As additional consideration in support of this Agreement, the Company has agreed to reimburse employee said $20,000 investment with an applied simple interest calculation in the amount of $1,641.23 from date of investment to his Separation Date in exchange for Employee’s surrender of the 200 Class A Common Units of the Company. The Joinder to the Second Amended and Restated Limited Liability Company Agreement and applied interest detail are attached hereto and incorporated herein by reference as Exhibit 2. Employee acknowledges that he shall no longer be a New Member nor retain any member or participatory status in KAR Holdings II, LLC as of the Separation Date.

B.	The Company and the Employee acknowledge the August 20, 2007 Nonqualified Stock Option Agreement and related KAR Holdings, Inc. Stock Incentive Plan. As additional consideration in support of this Agreement, the Company and its Compensation Committee of the Board, pursuant to Section 4(d) of the Nonqualified Stock Option Agreement, without limitation, approved an extension of Employee’s exercise period up to (but not beyond) the Normal Expiration Date as defined therein expressly limited to 2,374.05 Exit Units and 1,978.375 Service Units within the KAR Holdings, Inc. Stock Incentive Plan. Employee expressly understands that (1) the balance of Employee’s August 20, 2007 grant of Exit Units and Service Units are terminated and canceled immediately upon the Separation Date pursuant to the terms of the KAR Holdings, Inc. Stock Incentive Plan; and (2) all other provisions of such Plan remain in full force and effect. The Nonqualified Stock Option Agreement and KAR Holdings, Inc. Stock Incentive Plan are attached hereto and incorporated herein by reference as Exhibit 3.

Per Company policy, Employee acknowledges that any balance on his/her Corporate American Express account may be set off against the amounts owed under this Agreement.

2. Vacation Pay. The Employee has already been paid or will be paid on the next and usual payday the balance of any earned/accrued vacation days.

3. COBRA. The Employee’s health insurance benefits will terminate on the last day of the month in which termination occurs. Employee shall receive timely COBRA information. If the Employee elects or has elected continued health insurance coverage under COBRA, the Employee shall be solely responsible for all payments of premiums for health insurance in that regard. Employee acknowledges that the Company has provided grossed up monetary consideration equivalent to his estimated COBRA costs for an eighteen (18) month period in his Severance Benefit Estimate as referenced in Paragraph 1 herein. See Exhibit 4.

4. Benefits. The Employee shall be entitled to receive any vested benefits to which Employee is entitled under the terms of any retirement plan, including the 401k plan. The Employee will be entitled to such benefits under COBRA as the Employee may be entitled to and as set forth herein. The Employee shall not be entitled to any other benefits, after termination of employment, including but not limited to further 401k plan and profit sharing plan contributions, equity, options or payments of any kind whatsoever, except as expressly set forth in this Agreement. All other benefits, including life and disability insurance benefits, terminate as of the Separation Date or as otherwise specified in the controlling benefit plan document(s).

5. Release. In consideration of the payments made in Section 1 hereof, the Employee, as his free and voluntary act and on behalf of himself, his heirs, beneficiaries, administrators, executors, successors

Page 2 of 7	Employee Initials:

and assigns, forever releases and discharges the Company and Company Entities from all claims, actions, causes of action, promises, contracts, demands, agreements, liabilities and debts (hereinafter referred to collectively as “claims”), for compensatory, punitive or any other damages whatsoever. Employee releases all claims which may be asserted by reason of his employment, termination of employment or in any other regard, which claims the Employee may have had, may now have or shall have as of the date Employee executes this Agreement, whether known or unknown to the Employee. These claims being released by the Employee include, but are not limited to, those claims which may arise for wrongful termination or retaliation, or arising in tort, in contract, by statute, for discrimination on the basis of race, religion, sex, national origin, veteran status, handicap, disability or age, or claims of wrongful, abusive or retaliatory discharge or civil rights violations [such as, but not limited to, those arising under the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (including, but not limited to, 42 U.S.C. Sections 1981, 1982, 1983 and 1985)], or claims under Executive Order 11246, as amended, the Age Discrimination in Employment Act, the Equal Pay Act, the Rehabilitation Act, any state law against discrimination or civil rights acts under the laws of Indiana, or any state, the National Labor Relations Act, the Employee Retirement Income Security Act (ERISA), the Fair Labor Standards Act, the Family Medical Leave Act, or the Americans With Disabilities Act (ADA), or any other applicable federal, state or local employment statute or ordinance, or for common law claims, including but not by way of limitation, defamation, invasion of privacy, infliction of emotional distress, interference with contractual relations or prospective economic advantage, or for breach of an express or implied contract.

The Employee agrees that he/she has received complete satisfaction for and releases any and all claims whether known, suspected or unknown, that Employee may have or have had.

Nothing herein shall be construed to prevent Employee from: (a) filing a charge or complaint, including a challenge to the validity of this Agreement, with the EEOC, or (b) participating in any investigation or proceeding conducted by the EEOC. Likewise, nothing herein shall be construed as establishing a condition precedent or other barrier to exercising these rights.

With respect to any charges filed concerning events or actions related to his employment that occurred on or before the date of this Agreement, Employee waives and releases any right that Employee may have to recover in any lawsuit or proceeding brought by Employee or by any administrative agency on his behalf and agrees that this Agreement shall be a complete bar to recovery in any lawsuit, proceeding or civil action of any kind. Employee also waives any right to and promises not to become a member of any class in a suit in which claims are asserted against the Company that are related in any way to his employment or its termination. Employee also waives any right to recover attorney fees.

6. Indemnification. The Company Entities agree to indemnify, defend, and hold Employee harmless from any and all liability, costs, damages, judgments, losses, and/or reasonable attorneys’ fees incurred as a result of any claims, demands, causes of action, and/or inquiries, including but not limited to investigations from governmental or regulatory authorities, arising from or related to Employee’s employment with the Company or subsequent assistance, cooperation or appearance(s), if any, as noted in section 10 below. The Company Entities further agree to continue to provide director and officer liability insurance coverage for Employee for all acts or omissions during the course of his employment at the Company whether now known or unknown. In the event of a written demand for indemnification or defense from Employee, the Company shall accept such demand as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company as served in writing to the General Counsel via express carrier or in-hand.

7. Breach and Repayment Obligations. If Employee shall breach this Agreement by, for example and without limitation, filing a suit against the Company or any employee of the Company that relates to his employment or the termination of employment; by failing to honor any undertaking,

Page 3 of 7	Employee Initials:

affirmation or obligation herein provided; or if any statement or representation that Employee has made in this Agreement is false as of the date this Agreement is executed; such breach obligates Employee to return to the Company all monies and returnable benefits and advantages already paid out or provided under this Agreement at the time of the breach; and permits the Company (any released party herein) to pursue any other legal or equitable relief to which it is otherwise entitled as the result of such breach. Employee also understands and agrees that Employee will be responsible for payment of the Company’s attorneys’ fees incurred as a result of a successful effort to pursue legal action against Employee connection with such breach.

In any court action to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award to recover the costs and expenses of litigation, including reasonable attorneys’ fees.

8. Non-Disparagement. As a material part of this Agreement, Employee specifically understands and expressly agrees that he shall not disparage, demean or otherwise communicate any information damaging or potentially damaging to the business or reputation of AFC or the Company Entities, including any of its subsidiaries, affiliated companies, officers, directors, shareholders, or employees to any third party, including, but not limited to, the media, business community, and other employees of the Company, without the express written consent of the Company or otherwise required by law.

Similarly, effective as of the date Employee executes this Agreement, the Company specifically understands and expressly agrees that upper management having knowledge of Employee’s employment, separation thereof and this Agreement shall not disparage, demean, damage or impugn Employee to any other person, including, but not limited to, the media, business community, and other current or former employees of the Company, without the express written consent of the Employee or otherwise required by law.

9. Non-Solicitation. For a period of eighteen (18) months from the Separation Date, Employee, either alone or in association with others, shall not hire, employ or attempt to hire or employ (whether as an employee, partner, independent contractor, agent, or otherwise) any person who is an employee of AFC or any of the Company Entities, or who was an employee of the Company within the twenty-four (24) month period of time preceding the separation of Employee’s employment, or in any way (1) cause or assist or attempt to cause or assist any employee of the Company to leave the Company or (2) directly or indirectly solicit, induce, bring about, influence, promote, facilitate, or encourage any employee of the Company to leave the Company to join any third party in any capacity.

10. Non-Disclosure, Return of Company Property and Cooperation. The Employee agrees not to disclose to any person or organization, except appropriate spouse, tax authorities, attorneys or accountants, either directly or indirectly, any information regarding the terms of this Agreement, except to the extent required by law or lawful court order. Confidentiality of this Agreement is a material term.

If questioned, the parties may only say that Employee voluntarily resigned his employment; provided further, that if the disclosure is sought by subpoena request or demand for a judicial order or other legal process, one party will give the other party prompt notice thereof and the parties will resist by all legitimate means any attempt, of any kind whatsoever, to compel disclosure or otherwise breach the confidentiality or the existence or terms of this Agreement.

The Employee shall refrain from using or disclosing any non-public information and/or documentation about the Company, its directors, employees, officers, agents, customers or clients, and from making any negative or disparaging statement directly or indirectly about the Company, its officers, directors, employees, agents, Employer’s products and services, customers or clients. The Employee agrees that he will not use or disclose any of the Company’s confidential and proprietary trade information, or trade secrets.

Page 4 of 7	Employee Initials:

Employee also represents and warrants that he has returned to Company material, whether paper or electronic documents, files, equipment and other property and information of any kind belonging or related to (i) any member of the Company Entities; (ii) any current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them; or (iii) the businesses, products, services and operations (including without limitation, business, financial, accounting practices) of any of them, whether tangible or intangible, excluding any information that is generally available public knowledge or that relates to Employees compensation or employee benefits.

Following the Separation Date, Employee shall be required to reasonably cooperate with AFC and the Company Entities (and designated third parties) upon reasonable request of the Chairman or General Counsel of KAR Holdings, Inc., and be reasonably available to AFC and the Company Entities, whether verbally and/or in-person, with respect to matters arising out of Employee’s services – including pending investigations, collections, administrative claims, and/or litigation matters, without limitation. If such consultation requires more than four hours in a single week, Employee and the Company acknowledge that Employee will be compensated at $200.00/hour for all consultation occurring within six months of his Separation Date. If such consultation occurs more than six months following his Separation Date, Employee shall be compensated at a rate of $400.00/hour.

11. No Present Claims. Employee confirms that no claim, charge of complaint, or action by Employee against the Company presently exists in any form or forum. In the event that any such claim, charge, complaint or action has been filed, Employee shall not be entitled to any relief or recovery there from, including any costs or attorneys’ fees.

12. No Admissions. Employee agrees that neither this Agreement nor the furnishing of the consideration of this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind. The Company specifically denies that it has, in any respect, violated and/or abridged any right or obligation that it may owe or may have owed to the Employee.

13. Reference. Reference inquiries should be referred to ADESA HR Operations Department who may confirm the dates of employment, title and responsibilities in accordance with the Company’s standard policy. Salary may be confirmed if the request is accompanied with Employee’s signed authorization.

14. Modification. The parties hereto agree that this Agreement may not be modified, altered or changed, except upon the prior written consent of the parties hereto. The parties acknowledge that this is the entire agreement between them, superseding and replacing all prior written and oral agreements.

15. Severability. The parties hereto agree that if it is determined by any court of competent jurisdiction that any provision hereof is unlawful or unenforceable, the Company may elect that the remaining provisions hereof shall remain in full force and effect or may elect to void this Agreement in its entirety.

16. Consultation. This Agreement cannot be amended, modified or canceled, except by a written document signed by both Employee and the Chairman of the Company. By signing this Agreement, Employee acknowledges that:

(i)	Employee has read this Agreement completely;

Page 5 of 7	Employee Initials:

(ii)	Employee has had an opportunity to consider the terms of this Agreement;

(iii)	Employee knows that he may be giving up important legal rights by signing this Agreement;

(iv)	Employee understands and affirms everything that he has said in this Agreement, and agrees to all its terms;

(v)	Employee is not relying on the Company or any representative of the Company to explain this Agreement to him; Employee has had an opportunity to consult an attorney or other advisor to explain this Agreement and its consequences before signing it; and Employee has availed himself of this opportunity to whatever extent desired;

(vi)	Employee has signed this Agreement voluntarily and entirely of his own free will, without any pressure from the Employer or any representative of the Employer or anyone else.

17. Older Workers Benefit Protection Act of 1990. Employee also acknowledges that he has been informed, pursuant to the federal Older Workers Benefit Protection Act of 1990, that:

(i)	Employee has the right to consult with an attorney before signing this Agreement;

(ii)	Employee does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed;

(iii)	Employee has twenty-one (21) days from the date of receipt to consider this Agreement;

(iv)	Employee has seven (7) days after signing this Agreement to revoke his acceptance of the Agreement, and the Agreement will not be effective until that revocation period has expired. If Employee desires to revoke his acceptance of this Agreement, he must give written notice within the seven (7) day period to Jeff Barber, SVP, HR Administration, 13085 Hamilton Crossing Boulevard, Carmel, IN, 46032 as served via United States Certified Mail or overnight carrier.

18. Miscellaneous Terms and Conditions.

(i)	This Agreement shall be construed in accordance with and pursuant to the laws of the State of Indiana.

(ii)	The terms and conditions of all parts of this Agreement shall in all cases be construed as a whole, according to their fair meaning, and not strictly for or against any drafter.

(iii)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Page 6 of 7	Employee Initials:

If you are willing to enter into this Agreement, please signify your acceptance in the space indicated below, and return to Jeff Barber, SVP, HR Administration, on or before 21 days from the date you received this Agreement. This Agreement will not become effective until seven (7) days after the date you sign and do not revoke this Agreement (“Effective Date”).

PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU HAVE

AGAINST THE COMPANY BY SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto evidence their agreement by their signatures.

AFC

DATE:	9/12/08	/s/ Jeff Barber
Jeff Barber
SVP, HR Administration
KAR Holdings, Inc.

/s/ Lisa Price
WITNESS

I have carefully read and agree to accept the terms and conditions set forth in this Severance,

Release and Waiver Agreement.

DATE:	9/12/08	/s/ Curtis L. Phillips
Employee Signature

/s/ Curtis L. Phillips
Curt Phillips

Subscribed to before me this 12th day of September 2008.

Notary Public Signature and Stamp

Received by the Corporate Office on

9/12/08	Jeff Barber
HR Department Signature

Page 7 of 7	Employee Initials:

Curt Phillips

President & CEO

Severance Benefit Estimate

Date of Hire	04-01-1998
Date of Separation	09-12-2008

Severance Offered	18 Months
1.	Annual Base Salary
$309,000.00

2.	Amount of Severance Offered
$463,500.00
COBRA Allocation*	$9,863.00

Total Severance Package**	$473,363.00

*	Employee must properly elect COBRA coverage and comply with the Plan’s requirement. Applicable rates are attached hereto.
**	Less appropriate taxes and deductions

Employee Initials: CP

Date: 9/12/08

KAR Holdings, Inc. 13085 Hamilton Crossing Blvd., Carmel, IN 46032

Simple Interest Calc

				Prime Rate History
Principal	Days	Rate	Interest	Int Rate	Days	From	To
20,000.00	17.00	8.0%	74.52	8.0%	17.00	6/12/2007	6/28/2007

20,000.00	81.00	8.3%	366.16	8.3%	81.00	6/29/2007	9/17/2007

20,000.00	43.00	7.8%	182.60	7.8%	43.00	9/18/2007	10/30/2007

20,000.00	41.00	7.5%	168.49	7.5%	41.00	10/31/2007	12/10/2007

20,000.00	42.00	7.3%	166.85	7.3%	42.00	12/11/2007	1/21/2008

20,000.00	8.00	6.5%	28.49	6.5%	8.00	1/22/2008	1/29/2008

20,000.00	48.00	6.0%	157.81	6.0%	48.00	1/30/2008	3/17/2008

20,000.00	43.00	5.3%	123.70	5.3%	43.00	3/18/2008	4/29/2008

20,000.00	136.00	5.0%	372.60	5.0%	136.00	4/30/2008	9/12/2008

			$1,641.23

2009 KAR Holdings, Inc.

COBRA Rates

2009 Medical Plan COBRA Rates

Medical Premium Plan
Single	$377.20
Employee + Spouse	$784.05
Employee + Child(ren)	$705.03
Family	$1,101.42

Medical Standard Plan
Single	$341.47
Employee + Spouse	$709.77
Employee + Child(ren)	$638.24
Family	$997.07

Consumer Choice Plan
Single	$299.66
Employee + Spouse	$622.88
Employee + Child(ren)	$560.11
Family	$875.02

2009 Dental Plan COBRA Rates

Dental Premium Plan
Single	$28.53
Employee + Spouse	$54.56
Employee + Child(ren)	$62.96
Family	$102.40

Dental Standard Plan
Single	$22.20
Employee + Spouse	$42.40
Employee + Child(ren)	$52.72
Family	$84.94

2009 Vision Plan COBRA Rates

Vision Plan
Single	$3.68
Employee + Spouse	$7.36
Employee + Child(ren)	$7.73
Family	$10.59